EXHIBIT 11



                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE

               For the Three Month Period Ended June 30,
                             2003 and 2002


(Dollars in Thousands)
                                               2003             2002
Primary
  Net Income                                 $        3,635   $        3,391
    Shares
      Weighted average number of
        common shares outstanding                 2,956,433        2,975,180
      Adjustments - increases or
        decreases                                      None             None
      Weighted average number of
        common shares outstanding
        as adjusted                               2,956,433        2,975,180

      Primary earnings per
        common share                         $    1.23        $    1.14


Assuming full dilution
  Net Income                                 $        3,635   $        3,391
    Shares
      Weighted average number of
        common shares outstanding                 2,964,592        2,978,542
      Adjustments - increases or
        decreases                                      None             None
      Weighted average number of
        common shares outstanding
        as adjusted                               2,964,592        2,978,542

      Earnings per common share
        assuming full dilution               $    1.23        $    1.14



                                   25